Exhibit 4

API TECHNOLOGIES CORP.

Written Consent of Stockholders

In Lieu of Meeting

The undersigned (the “Stockholders”), being the holders of the shares of capital stock of API Technologies Corp., a Delaware corporation (the “Company”), set forth opposite the name of each Stockholder on Schedule I hereto as of February 29, 2016 (being the date on which the Board of Directors of the Company (the “Company Board”) adopted the resolutions for approval of the matters described herein) hereby irrevocably consent in writing, pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Amended and Restated Certificate of Incorporation of the Company, as amended, and Article II, Section 16 of the Amended and Restated Bylaws of the Company, to the actions and adoption of the resolutions set out below by written consent in lieu of a meeting of stockholders of the Company:

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 28, 2016, by and among the Company, RF1 Holding Company (“Parent”) and RF Acquisition Sub, Inc. (“Merger Sub”), a copy of which has been provided to the Stockholders and is attached hereto as Exhibit A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, among other things, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares and the Company Voting Stock) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.00, without interest thereon (the “Merger Consideration”);

WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believe necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the Company Board has received the opinion of its financial advisor, Jefferies LLC, dated as of the date of the Merger Agreement, addressed to the Company Board, to the effect that, as of such date and based upon and subject to the various qualifications and assumption set forth therein, the Merger Consideration to be paid to the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders;

WHEREAS, the Company Board, by resolutions duly adopted by unanimous vote, has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the

Merger Agreement by the Company, the performance by the Company of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) declared the advisability of the Merger Agreement; (iv) resolved to recommend that the Company Stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL; and (v) directed that the Merger Agreement be submitted to the Company Stockholders and holders of Subsidiary Exchangeable Stock for purposes of obtaining the Requisite Stockholder Approval in compliance with applicable Law, the Charter and the Bylaws;

WHEREAS, the affirmative vote or written consent of stockholders necessary to authorize the Merger is (i) the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the outstanding stock of the Company entitled to vote thereon pursuant to Section 251 of the DGCL, or (ii) the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting in which all shares entitled to vote thereon were present and voted pursuant to Section 228 of the DGCL (the “Company Shareholder Approval”);

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desire to waive certain other claims in connection with this written consent, the Merger Agreement and the Merger;

WHEREAS, as of the date of this written consent, the Stockholders are the record and beneficial owners of 33,377,192 Shares, constituting approximately 59.8% of the aggregate voting power of all outstanding Shares and a majority of the voting power of all outstanding stock of the Company entitled to vote on the Merger Agreement and the Merger and the execution and delivery of this written consent shall constitute the Requisite Stockholder Approval; and

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251 of the DGCL, the Company Board has the power to terminate the Merger Agreement under certain circumstances after the Requisite Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement.

RESOLUTIONS

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby authorized, accepted, adopted and approved in all respects, and that the Stockholders hereby vote all of the shares of capital stock of the Company held by such Stockholders and entitled to vote thereon in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms (but only to the extent permitted after receipt of the Requisite Stockholder Approval).

FURTHER RESOLVED, that each of the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time.

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of this written consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that this written consent is coupled with an interest and is irrevocable.

FURTHER RESOLVED, that the Stockholders hereby waive compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the DGCL or other applicable Law.

FURTHER RESOLVED, that this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

FURTHER RESOLVED, that Parent, as an express third party beneficiary, may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

This written consent shall be filed in the book in which proceedings of meetings of the stockholders of the Company are recorded and shall be treated for all purposes as action taken at a meeting of stockholders.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned Stockholders have executed this Written Consent of Stockholders In Lieu of Meeting.

STEEL EXCEL INC.

By:	/s/ Jack L Howard

Name: Jack L Howard
Title: President
Date:	February 29, 2016

VINTAGE ALBANY ACQUISITION LLC

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: Manager
Date:	February 29, 2016

SCHEDULE I

Stockholders	Shares
Steel Excel Inc.	11,377,192
Vintage Albany Acquisition LLC	22,000,000